Exhibit 99

For Immediate Release	Media Contact:	Investor Contact:
October 22, 2008	Bo Piela	Patrick Flanigan
	(617) 768-6579	(617) 768-6563

Genzyme Reports Strong Third-Quarter Sales and Earnings Growth

Company Expects 2009 Non-GAAP EPS of Approximately $4.70

Cambridge, MA—Genzyme Corporation (NASDAQ: GENZ) announced today that third-quarter revenue rose 21 percent to $1.160 billion, compared with revenue of $960.2 million in the same period a year ago.  The increase was driven by double-digit growth in every Genzyme business unit.

GAAP net income was $119.6 million, or $0.42 per diluted share, compared with $159.3 million, or $0.58 per diluted share, in last year’s third quarter.  Net income in this year’s third quarter reflects a $100 million licensing fee for rights to PTC124, a promising genetic disease drug in late-stage development.

Non-GAAP net income rose 20 percent to $289.8 million from $241.3 million in the third quarter last year.  Non-GAAP earnings grew 16 percent to $1.04 per diluted share compared with $0.90 per diluted share.

During the third quarter, Genzyme generated approximately $481 million in cash from net income prior to one-time events and proceeds from the issuance of common stock.   The company has increased its cash position to approximately $1.5 billion while making investments to support long-term growth, including investments to expand manufacturing capacity, to offset dilution by repurchasing shares, and to complete strategic transactions that strengthen its late-stage pipeline.

(more)

“The third quarter was a very strong quarter financially and also extremely productive in terms of building for the future,” said Henri A. Termeer, chairman and chief executive officer of Genzyme Corp.  “Our broad geographic diversification, solid cash position, and group of market-leading products will allow us to sustain our growth through the current financial environment and over the longer term.”

Genzyme is on track to meet its goal of 20 percent compound average non-GAAP earnings growth from 2006 through 2011.  For 2009, the company expects non-GAAP earnings to increase to approximately $4.70 per diluted share.  Non-GAAP earnings are projected to rise to approximately $7.00 per diluted share by 2011.

These estimates include the impact of Genzyme’s redemption of its convertible senior notes.  The company plans to redeem all $690 million of these notes as of December 1, 2008.  The notes are redeemable in cash or can be converted to common stock at the option of the noteholders at a conversion price of $71.24 per share.

Near-Term Catalysts

Genzyme anticipates a number of potential approvals for new products or broader indications for existing products over the next several quarters.  These catalysts will provide significant near term momentum:

•      FDA action on the BLA for Myozyme® (alglucosidase alfa) produced at the 2000L bioreactor scale is expected by November 29, 2008.  An FDA advisory committee yesterday affirmed that the Late Onset Treatment Study established the clinical effectiveness of alglucosidase alfa produced at this scale.

•      European approval for 4000L-scale production of Myozyme is expected in the first half of next year.

•      FDA action is expected by December 16, 2008, on Genzyme’s marketing application for Mozobil™ (plerixafor), a product intended to prepare patients with certain types of cancers for a stem-cell transplantation.  The application has priority review status.  European approval of Mozobil is anticipated during the first half of next year.

•      Genzyme expects that the U.S. labeling for Clolar® (clofarabine) will be expanded by the middle of next year to include the treatment of adults with acute myelogenous leukemia.  E.U. approval for this expanded indication is expected later in 2009.

•      In addition, Genzyme continues to work with the FDA toward a label expansion in mid-2009 for Renvela® (sevelamer carbonate) to include the treatment of chronic kidney disease.  European approval of Renvela is also expected by the middle of next year.

•      FDA action on Genzyme’s marketing application for Synvisc-ONE™ (hylan G-F 20) is anticipated by December 23, 2008.  The agency is expected to convene an advisory committee in December to discuss the marketing application.

•      Genzyme also anticipates achieving a number of important milestones within its late-stage pipeline that will have a significant near-term business impact.  These include the initiation or completion of pivotal clinical studies and the publication of key study results.  These milestones are detailed after the following summary of third-quarter sales.

Third-Quarter Product Sales

Within the Therapeutics business, Myozyme revenue increased to $76.7 million, 43 percent greater than revenue of $53.6 million in the same period last year.  U.S. Myozyme sales have been constrained by the delay in approval for 2000L-scale production.  Yesterday, the Endocrinologic and Metabolic Drugs Advisory Committee affirmed by a vote of 16-1 that the LOTS study established the clinical effectiveness of alglucosidase alfa produced at the 2000L scale.  Genzyme expects FDA action on its BLA for this product by the PDUFA date of November 29.   Approval of 2000L-scale production is needed to provide broader access to treatment for patients with late-onset Pompe disease in the United States.

Genzyme is also preparing to seek clearance from European authorities for 4000L-scale production of Myozyme at its manufacturing facility in Belgium.  The company has successfully completed the required three consecutive process validation runs.  In addition, preliminary data on the comparability of 4000L product with 2000L product are encouraging.   Genzyme anticipates submitting an application for 4000L production in early January, and EMEA approval is anticipated during the first half of next year.  Approval of 4000L-scale production will be necessary to meet the anticipated global demand for Myozyme.  Product supply is expected to remain tight until the 4000-L process is approved.

Third-quarter sales of Fabrazyme® (agalsidase beta) increased 20 percent to $125.6 million from $104.6 million, driven primarily by an increase in the number of patients beginning therapy.  Enrollment has begun in the post-marketing FIELD study of Fabrazyme, which is exploring additional dosing options that may facilitate early treatment of Fabry disease.  Third-quarter sales of Cerezyme® (imiglucerase for injection) rose 8 percent to $309.3 million, compared with $286.1 million in last year’s third quarter.  Sales of Aldurazyme® (laronidase) were $38.2 million, 18 percent higher than sales of $32.3 million in the same period a year ago.  Aldurazyme sales in last year’s third quarter were recorded as joint venture revenue.

Sales of Thyrogen® (thyrotropin alfa for injection) rose 42 percent to $38.2 million from $26.8 million, driven by a significant increase in the use of the product in thyroid remnant ablation procedures and substantial international growth.

Within the Renal business, sales of sevelamer therapies Renagel® (sevelamer hydrochloride) and Renvela grew 11 percent to $171.0 million from $154.2 million in the third quarter of last year.  Sevelamer’s share of the competitive U.S. market for phosphate binders continues to grow, with slightly more than half of all prescriptions within this market now written for sevelamer therapies.  The March launch of Renvela in the United States is contributing to this growth.  The product is now included in most health plan formularies.  Discussions with the FDA continue regarding broadening Renvela’s use to patients with chronic kidney disease.  Genzyme, along with two other companies, submitted a position paper to the FDA in June regarding the expanded use of phosphate binders.  Genzyme is continuing to provide the FDA with additional information and anticipates that this indication will be added to Renvela’s labeling by the middle of next year.  Also next year, Genzyme expects to begin the international introduction of Renvela and to initiate enrollment in a clinical study of its next-generation advanced phosphate binder.

Within the Transplant business, third-quarter sales of Thymoglobulin® (Anti-thymocyte Globulin [Rabbit]) and Lymphoglobuline® (Anti-thymocyte Globulin [Equine]) rose 11 percent to $45.5 million from $41.0 million in last year’s third quarter.  Construction is well underway on a new manufacturing plant for Thymoglobulin in France to meet the anticipated long-term demand for the product.   Regulatory approvals of the facility are expected beginning in 2010, and production at the plant is expected to begin in 2011.

Preparations continue for the 2009 launch of Mozobil in the United States and Europe.  Genzyme expects FDA approval of the product by December 16, and European approval is expected next year.  Mozobil is designed to mobilize stem cells from the bone marrow into the bloodstream where they can be collected, making it more likely for patients with lymphoma or multiple myeloma to receive a successful transplant.

Upon approval, Mozobil will be sold by Genzyme’s newly formed bone marrow transplant sales force, with support from the company’s Oncology sales force.  Approximately 55,000 stem cell transplants are performed each year globally for multiple myeloma, Hodgkin’s and non-Hodgkin’s lymphoma, and other conditions.  Genzyme expects that, over time and with further clinical development, Mozobil will be used in the majority of these procedures, and peak sales of the product in the transplant setting are projected to reach $400 million annually.  In addition to its expected benefits for patients, Mozobil may offer significant economic benefits for transplant centers.  The product has the potential to decrease the number of apheresis days and provide transplant centers with more predictable and efficient use of the apheresis center, while reducing the number of patients who require a second mobilization procedure after failing to mobilize sufficient numbers of cells initially.  More than 900 patients have already received Mozobil through a compassionate use program in the United States, and similar compassionate use programs have recently begun in Europe.

Oncology revenue rose 49 percent to $34.0 million, compared with $22.7 million in the third quarter last year, driven primarily by increasing sales of Clolar.  The growth also reflects the addition of European sales of Clolar, which Genzyme began recording following its acquisition of Bioenvision Inc. late last year.  Genzyme is working to introduce Clolar worldwide as well as expand its indications.  The product is currently approved as a third-line treatment for pediatric patients with acute lymphoblastic leukemia.  Genzyme is developing the product for use globally as a first-line therapy for adult AML and myelodysplastic syndromes, significantly larger indications that are expected to drive peak annual sales of the product to approximately $600 million.  The company expects to submit a supplemental biologic license application this year to expand Clolar’s U.S. labeling to include adult AML.  FDA action is expected by the middle of 2009.  A similar submission in Europe is expected during the first half of 2009.

Within the Biosurgery business, sales of Synvisc® (hylan G-F 20) and Synvisc-ONE rose 10 percent to $67.5 million from $61.2 million in last year’s third quarter.  This growth was driven primarily by the increasing strength of Synvisc in the U.S. market.   Genzyme is introducing Synvisc-ONE in a growing number of European and Southeast Asian countries.  The product is designed to simplify osteoarthritis pain management and thereby reach a broader set of patients.  Genzyme’s marketing application for Synvisc-ONE will be the subject of an FDA advisory committee meeting in December.  The panel is expected to discuss the clinical data Genzyme submitted to support the approval and labeling of the product.  The FDA is expected to act on the application by December 23.

Also within the Biosurgery business, third-quarter sales of Sepra® products rose 25 percent to $33.0 million, compared with $26.4 million in the same quarter a year ago.  Sales have been consistently strong over recent quarters, driven by the expanded use of Seprafilm® adhesion barrier in C-section and other gynecological procedures.

Third-quarter revenue for the Genetics business increased 12 percent to $82.1 million, compared with $73.1 million in last year’s third quarter.  This growth was driven in part by the continuing demand for prenatal screening for genetic conditions. Additionally, Genzyme is experiencing increasing demand for its diagnostics tests that assist oncologists in selecting the appropriate treatment for patients with certain types of cancer.  The increasing recognition of the value of diagnostics in personalized medicine will continue to fuel organic growth in the Genetics business.

Operating Expenses

Third-quarter non-GAAP SG&A expenses were $306.9 million, compared with $245.2 million in the same period last year.  GAAP SG&A expenses in this year’s third quarter were $331.2 million.  Non-GAAP R&D spending in the third quarter rose to $190.6 million, or 16 percent of revenue, compared with $162.3 million, or 17 percent of revenue, in the third quarter last year.  GAAP R&D spending in this year’s third quarter was $305.2 million.

Tax Rate

The non-GAAP tax rate for the third quarter was 27 percent, reflecting some benefit from Genzyme’s investment in manufacturing infrastructure outside the United States.  Going forward, the company expects the full-year non-GAAP tax rate to be 29 percent.  The GAAP tax rate for the third quarter was 34 percent.

Key Pipeline Highlights

Alemtuzumab

•      Genzyme continues to enroll patients in two ongoing Phase 3 trials of alemtuzumab for the treatment of multiple sclerosis.  Final results from the Phase 2 CAMMS 223 study comparing alemtuzumab with Rebif® (interferon beta-1a) for the treatment of relapsing-remitting multiple sclerosis are expected to be published imminently in a top medical journal.  Publication of the study results underscores the potential of alemtuzumab for patients with MS and should support enrollment in the two ongoing Phase 3 studies.

Mipomersen

•      Genzyme and Isis Pharmaceuticals Inc. are developing the novel lipid-lowering drug mipomersen for patients with high-cholesterol who are at high risk for cardiovascular disease.  The companies have completed enrollment in the Phase 3 trial involving patients with homozygous familial hypercholesterolemia, a genetic disorder that causes exceptionally high levels of LDL cholesterol.  Results from the study are expected in mid-2009, and the submission of a U.S. marketing application for this indication is anticipated during the second half of 2010.  The companies in August began a Phase 3 study of mipomersen that involves patients with heterozygous familial hypercholesterolemia, and three additional trials evaluating mipomersen’s safety and efficacy in reducing LDL cholesterol in high-risk patients are expected to begin by the end of this year.  Data from the trials will also inform the design of a morbidity and mortality outcome study.

GENZ-112638

•      Genzyme expects to begin two Phase 3 studies during the first half of next year of GENZ-112638, an investigational oral therapy for Gaucher disease.  Final results from the open-label Phase 2 study of the compound are expected to be available early next year.  Preliminary results from an interim analysis were consistent with those observed for patients beginning enzyme replacement therapy, and they highlight the potential of this compound to provide a convenient treatment alternative for patients and a broader range of treatment options for physicians.

PTC124

•      Genzyme and PTC Therapeutics formed a global collaboration in July to develop and commercialize PTC124, PTC’s novel oral therapy in late-stage development for the treatment of genetic disorders due to nonsense mutations.  PTC124 is currently being evaluated in a Phase 2b trial for Duchenne muscular dystrophy.   A Phase 2b trial in cystic fibrosis is expected to begin by the end of this year, following the August publication of a proof of concept study in the Lancet.

Gene therapy for cardiovascular disease

•      Genzyme anticipates presenting final results from its Phase 2 study of HIF-1a for patients with peripheral arterial disease at a major medical meeting early next year.  The study enrolled nearly 300 patients at approximately 40 medical centers in the United States and Europe and explored the treatment’s potential to promote the growth of new blood vessels and improve circulation in patients’ limbs.

Gene therapy for Parkinson’s disease

•      Genzyme is collaborating with Ceregene Inc. on CERE-120, a treatment intended to preserve neuronal function in Parkinson’s disease patients.  Results from a Phase 2 study of CERE-120 are expected in early 2009.  In a complementary program, Genzyme has also completed enrollment in a Phase 1 study of a treatment designed to restore the therapeutic effectiveness of levodopa, the primary treatment for Parkinson’s disease.

On September 22, Genzyme opened its new Science Center in Framingham, MA.  The facility serves as a central site for early stage research.  In addition, for the sixth consecutive year, Genzyme was selected by scientists as a top employer in a survey ranking the reputations of biotechnology and pharmaceutical companies.  Genzyme placed third among 500 companies included in the survey, its highest ranking to date.  The survey is managed by the journal Science and the American Association for the Advancement of Science.

This press release contains forward-looking statements regarding Genzyme’s financial outlook and business plans and strategies, including without limitation: its 2009 and 2011 earnings guidance and 2006-2011 CAGR guidance; its expectations for FDA action in the US on aglucosidase alfa produced at the 2000L-scale, and the timing thereof; its plans to submit an application in the EU for Myozyme produced at the 4000L-scale, its expectations for receipt of approval of that application, and the timing thereof; its assessment of the adequacy of Myozyme product supply; its plans to seek regulatory approvals of existing products for use in new indications, including Renvela for CKD patients not on dialysis and alemtuzumab for MS, the timetables therefore and the impact of such approvals on the company; its plans and estimated timetables of the receipt of clinical trial results, commencement of new trials, submission of regulatory filings, receipt of regulatory responses and product launches for new and next generation product candidates, including for Mozobil, Clolar, Synvisc-ONE, mipomersen, GENZ-112638, PTC124, HIF-1a, CERE-120 and the next generation APB; its estimate of the sales potential of Mozobil and benefits for patients and transplant centers; its estimate of the non-GAAP 2008 tax rate; its expectations for the receipt of regulatory approvals and commencement of production of Thymoglobulin at its new manufacturing plant in France, and the timing thereof; and its estimate of the sales potential for Clolar. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those forecasted. These risks and uncertainties include, among others: Genzyme’s ability to obtain and maintain regulatory approvals for products and manufacturing facilities and processes, including aglucosidase alfa produced at the 2000L scale in the US and at the 4000L scale in Europe, the timing of receipt of such approvals and the scope of such approvals; Genzyme’s ability to successfully complete clinical development of its product candidates, including Mozobil, Clolar, mipomersen, Genz-112638, PTC124, HIF-1a, CERE-120 and the next generation APB; Genzyme’s ability to expand the use of current and next-generation products in existing and new indications by receiving positive regulatory responses, including for Renvela and Synvisc-ONE; Genzyme’s ability to manufacture its products, including Thymoglobulin and its LSD therapies in a timely and cost effective manner and in sufficient quantities to meet demand; and the risks and uncertainties described in Genzyme’s SEC reports filed under the Securities Exchange Act of 1934, including the factors discussed under the caption “Risk Factors” in Genzyme’s 2008 Quarterly Report on Form 10-Q for the quarter ended June 30, 2008.

Genzyme cautions investors not to place substantial reliance on the forward-looking statements contained in this press release. These statements speak only as of today’s date and Genzyme undertakes no obligation to update or revise the statements.

Genzyme®, Myozyme®, Fabrazyme®, Cerezyme®, Thyrogen®, Renagel®, Renvela®, Thymoglobulin®, Synvisc®, Campath®, Clolar®, Sepra®, Seprafilm®, and Lymphoglobuline® are registered trademarks of and Mozobil™ and Synvisc-ONE™ are unregistered trademarks of Genzyme or its subsidiaries. Aldurazyme® is a registered trademark of BioMarin/Genzyme LLC. All rights reserved.

About Genzyme

One of the world’s leading biotechnology companies, Genzyme is dedicated to making a major positive impact on the lives of people with serious diseases. Since 1981, the company has grown from a small start-up to a diversified enterprise with more than 10,000 employees in locations spanning the globe and 2007 revenues of $3.8 billion. In 2007, Genzyme was chosen to receive the National Medal of Technology, the highest honor awarded by the President of the United States for technological innovation.

With many established products and services helping patients in nearly 90 countries, Genzyme is a leader in the effort to develop and apply the most advanced technologies in the life sciences. The company’s products and services are focused on rare inherited disorders, kidney disease, orthopaedics, cancer, transplant, and diagnostic testing. Genzyme’s commitment to innovation continues today with a substantial development program focused on these fields, as well as immune disease, cardiovascular disease, and other areas of unmet medical need.

Conference Call Information

Genzyme will host a conference call today at 11:00 a.m. Eastern to discuss results for the third quarter of 2008.  To participate in the call, please dial 1-773-799-3828 and refer to passcode “Genzyme.”  A replay of this call will be available by dialing 402-998-1342.  This call will also be Webcast live on the investor events section of www.genzyme.com.  Replays of the call and the Webcast will be available until midnight October 29, 2008.

Upcoming Events

Genzyme will host a conference call on February 11, 2009 at 11:00 a.m. Eastern to discuss financial results for the fourth quarter of 2008, and 2009 Guidance.  To participate in the call, please dial 1-773-799-3828 and refer to pass code “Genzyme.”  A replay of this call will be available by dialing 402-998-1342.  This call will also be Webcast live on the investor events section of www.genzyme.com.  Replays of the call and the Webcast will be available until midnight on February 18, 2009.

Genzyme’s press releases and other company information are available at www.genzyme.com and by calling Genzyme’s investor information line at 1-800-905-4369 within the United States or 1-678-999-4572 outside the United States.

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GENZYME CORPORATION (GENZ)

Consolidated Statements of Operations

(Unaudited, amounts in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Total revenues	$1,160,284	$960,159	$3,431,479	$2,776,761

Operating costs and expenses:
Cost of products and services sold (1,2)	285,208	244,612	857,851	664,673
Selling, general and administrative (1,3)	331,170	270,306	996,861	878,807
Research and development (1,4)	305,242	175,800	949,900	540,362
Amortization of intangibles	55,295	49,819	166,558	149,301
Total operating costs and expenses	976,915	740,537	2,971,170	2,233,143
Operating income	183,369	219,622	460,309	543,618

Other income (expenses):
Equity in income (loss) of equity method investments (5)	—	(12,648)	188	(1,091)
Minority interest	566	5	1,592	3,932
Gain (loss) on investments in equity securities, net (6)	(14,129)	1,105	(4,201)	14,036
Other	(699)	913	(840)	110
Investment income	11,793	18,222	40,015	51,687
Interest expense	(792)	(1,474)	(3,596)	(9,283)
Total other income (expenses)	(3,261)	6,123	33,158	59,391
Income before income taxes (1)	180,108	225,745	493,467	603,009
Provision for income taxes (1)	(60,512)	(66,432)	(159,036)	(201,715)
Net income (1)	$119,596	$159,313	$334,431	$401,294

Net income per share:
Basic	$0.44	$0.61	$1.25	$1.52

Diluted (1,7)	$0.42	$0.58	$1.19	$1.45

Weighted average shares outstanding:
Basic	269,176	262,775	267,767	263,387

Diluted (1,7)	288,179	279,206	286,003	279,898

(1)             In accordance with the provisions of Financial Accounting Standards Board, or FASB, Statement of Financial Accounting Standards No., or FAS, 123R, “Share-Based Payment, an amendment of FASB Statement Nos. 123 and 95,” we recorded pre-tax charges for stock-based compensation expense and related tax benefits of:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Cost of products and services sold	$(6,926)	$(5,779)	$(19,751)	$(18,540)
Selling, general and administrative expense	(24,222)	(25,091)	(79,015)	(82,838)
Research and development expense	(14,645)	(13,518)	(43,322)	(44,973)
Total pre-tax charges for stock-based compensation expense	(45,793)	(44,388)	(142,088)	(146,351)
Tax benefit	14,025	14,093	43,396	45,228
Stock-based compensation expense, net of tax	$(31,768)	$(30,295)	$(98,692)	$(101,123)

Diluted earnings per share and diluted weighted average shares outstanding for the three and nine months ended September 30, 2008 and 2007 were computed according to the provisions of FAS 123R.

(2)           Includes pre-tax charges of $(4,787)K recorded in September 2008 to write off one finished lot and $(11,773)K recorded in September 2007 to write off four finished lots of our Thymoglobulin inventory, which did not meet our specifications.

(3)           Includes a pre-tax charge of $(64,000)K recorded in June 2007 to settle the litigation related to the consolidation of our former tracking stocks.

(4)             In 2008,  includes pre-tax charges of:

• $(100,000)K recorded in July 2008 for a nonrefundable upfront fee we paid to PTC Therapeutics, Inc. (“PTC”) related to our collaboration agreement with PTC to develop and commercialize PTC124 for the treatment of nonsense-mutation-mediated Duchenne muscular dystrophy and nonsense-mutation-mediated cystic fibrosis;

• $(175,000)K recorded in June 2008 for a nonrefundable upfront license fee we paid to Isis Pharmaceuticals, Inc. (“Isis”); and

• $(69,900)K recorded in February 2008 for a nonrefundable fee we paid to Isis for the mipomersen license.

In 2007, includes a pre-tax charge of $(25,000)K recorded in June 2007 for an upfront milestone payment paid to Ceregene Inc. related to the development and commercialization of certain gene therapy products.

(5)             In 2007, includes a pre-tax charge of $(19,150)K for the three months ended September 30, 2007, related to our completion of the first step of the two step process under which we acquired Bioenvision, Inc.  In July 2007, we acquired approximately 22% of the outstanding shares of Bioenvision common stock on an as-converted basis, including all outstanding shares of Bioenvision preferred stock, for $(72,229)K of cash.  Subsequently, in October 2007, following a favorable merger vote by Bioenvision’s shareholders, we completed the second step of the acquisition process and effective October 23, 2007, acquired the remaining outstanding shares of Bioenvision common stock.  The full purchase accounting for the acquisition of Bioenvision, including the impact of the second step, was reflected in our consolidated financial statements in October 2007.

(6)    In 2008 includes:

• a net pre-tax charge of $(14,268)K recorded in September 2008, consisting of charges of $(10,000)K to write off our investment in ZyStor Therapeutics, Inc. and $(5,310)K to write down our investments in certain venture capital funds to fair value, offset in part by a gain of $1,042K representing cash formerly held in escrow from the sale of our investment in Therapeutic Human Polyclonals, Inc. (“THP”) in March 2007; and

• a net pre-tax gain of $9,015K recorded in the second quarter of 2008, consisting of a gain of $10,304K resulting from the liquidation of our investment in the common stock of Sirtris Pharmaceuticals, Inc., offset in part by an impairment charge of $(1,289)K related to our investment in the common stock of GTC Biotherapeutics, Inc.

In 2007 includes a pre-tax gain of $10,848K recorded in March 2007 on the sale of our entire investment in the common stock of THP, which had a zero cost basis.

(7)             In accordance with the provisions of Emerging Issues Task Force Issue No. 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings Per Share,” the shares issuable upon conversion of our $690.0 million in principal of 1.25% convertible senior notes are included in diluted weighted average shares outstanding for purposes of computing diluted earnings per share, unless the effect would be anti-dilutive.  Accordingly, interest and debt fees related to these notes of $1.9 million, net of tax, for the three months ended September 30, 2008 and 2007, and $5.7 million, net of tax, for the nine months ended September 30, 2008 and 2007, have been added back to net income in the applicable period and the 9,686K shares issuable upon conversion of these notes have been included in diluted weighted average shares outstanding for each of those periods for purposes of computing diluted earnings per share.

GENZYME CORPORATION (GENZ)

Condensed Consolidated Balance Sheets

(Unaudited, amounts in thousands)

	September 30,	December 31,
	2008	2007

Cash and all marketable securities	$1,473,373	$1,460,394
Other current assets	1,757,902	1,661,740
Property, plant and equipment, net	2,268,854	1,968,402
Intangibles, net (1)	3,338,605	2,959,480
Other noncurrent assets (2)	480,226	251,725
Total assets	$9,318,960	$8,301,741

Current liabilities	$1,429,252	$1,502,406
Noncurrent liabilities (1)	655,794	186,398
Stockholders’ equity	7,233,914	6,612,937
Total liabilities and stockholders’ equity	$9,318,960	$8,301,741

(1)             Effective January 1, 2008, in connection with the restructuring of BioMarin/Genzyme LLC, our joint venture with BioMarin Pharmaceutical Inc., we licensed certain rights to commercialize Aldurazyme from the joint venture and, in accordance with the provisions of FASB Interpretation No. 46R, “Consolidation of Variable Interest Entities,” began consolidating the results of the joint venture at fair value.  As of September 30, 2008, intangibles, net, includes $480,500K for the fair value of the joint venture’s manufacturing and commercialization rights to Aldurazyme, offset by $(18,019)K of related accumulated amortization.  Our noncurrent liabilities as of September 30, 2008, includes $462,481K of additional net liabilities related to the fair value of these rights. Excluding these rights, the fair value of the assets and liabilities of the joint venture as of September 30, 2008 was not significant.

(2)             As of September 30, 2008, other noncurrent assets includes $80,100K for the fair value of the five million shares of Isis common stock that we purchased in February 2008.

Genzyme Corporation (GENZ)

Analyst Schedule

(Unaudited, amounts in thousands, except percentage amounts)

						Q3-08
						vs.
						Q3-07			YTD
	Q3-07	Q4-07	Q1-08	Q2-08	Q3-08	% B/(W)	FY 2006	FY 2007	9/30/08
Total revenues:
Renal
Renagel and Renvela (including Sevelamer)	$154,159	$166,173	$168,694	$168,567	$170,992	11%	$515,119	$602,670	$508,253
Hectorol	30,265	29,855	29,076	30,852	33,825	12%	93,360	115,708	93,753
Other Renal	—	—	—	—	—		—	—	—
Total Renal product and service revenue	184,424	196,028	197,770	199,419	204,817	11%	608,479	718,378	602,006
Renal R&D revenue	—	—	—	—	—		—	—	—
Total Renal	184,424	196,028	197,770	199,419	204,817	11%	608,479	718,378	602,006

Therapeutics
Cerezyme	286,071	300,312	304,303	319,360	309,280	8%	1,007,036	1,133,153	932,943
Fabrazyme	104,610	114,661	116,475	126,608	125,619	20%	359,274	424,284	368,702
Myozyme	53,568	62,496	67,324	77,222	76,663	43%	59,238	200,728	221,209
Aldurazyme	—	—	37,015	38,834	38,236		—	—	114,085
Thyrogen	26,828	30,881	33,785	39,448	38,153	42%	93,687	113,587	111,386
Other Therapeutics	153	7,289	9,772	10,437	11,367	> 100%	410	8,314	31,576
Total Therapeutics product and service revenue	471,230	515,639	568,674	611,909	599,318	27%	1,519,645	1,880,066	1,779,901
Therapeutics R&D revenue	121	12	19	26	11	(91)%	1,068	1,202	56
Total Therapeutics	471,351	515,651	568,693	611,935	599,329	27%	1,520,713	1,881,268	1,779,957

Transplant
Thymoglobulin/Lymphoglobuline	41,036	44,032	43,673	45,592	45,492	11%	149,541	165,886	134,757
Other Transplant	1,845	3,392	2,257	2,251	2,368	28%	6,425	8,940	6,876
Total Transplant product and service revenue	42,881	47,424	45,930	47,843	47,860	12%	155,966	174,826	141,633
Transplant R&D revenue	—	—	—	—	—		—	180	—
Total Transplant	42,881	47,424	45,930	47,843	47,860	12%	155,966	175,006	141,633

Biosurgery
Synvisc	61,175	62,685	56,142	70,927	67,513	10%	233,858	242,319	194,582
Sepra products	26,381	29,746	30,604	34,780	33,001	25%	85,338	104,318	98,385
Other Biosurgery	16,893	21,122	24,313	24,690	21,787	29%	67,480	74,673	70,790
Total Biosurgery product and service revenue	104,449	113,553	111,059	130,397	122,301	17%	386,676	421,310	363,757
Biosurgery R&D revenue	1,697	666	603	818	661	(61)%	893	5,337	2,082
Total Biosurgery	106,146	114,219	111,662	131,215	122,962	16%	387,569	426,647	365,839

Genetics
Genetic Testing	73,050	72,192	74,329	78,534	82,058	12%	240,857	285,114	234,921
Total Genetics product and service revenue	73,050	72,192	74,329	78,534	82,058	12%	240,857	285,114	234,921
Genetics R&D revenue	—	—	—	—	—		—	—	—
Total Genetics	73,050	72,192	74,329	78,534	82,058	12%	240,857	285,114	234,921

Oncology
Oncology product and service revenue	16,400	21,628	22,691	26,363	26,252	60%	49,179	69,927	75,306
Total Oncology product and service revenue	16,400	21,628	22,691	26,363	26,252	60%	49,179	69,927	75,306
Oncology R&D revenue	6,330	4,111	6,357	6,961	7,726	22%	10,208	18,421	21,044
Total Oncology	22,730	25,739	29,048	33,324	33,978	49%	59,387	88,348	96,350

Other
Other product and service revenue	58,425	64,753	71,679	67,958	68,276	17%	208,725	234,483	207,913
Total Other product and service revenue	58,425	64,753	71,679	67,958	68,276	17%	208,725	234,483	207,913
Other R&D revenue	1,152	752	950	906	1,004	(13)%	5,317	4,275	2,860
Total Other	59,577	65,505	72,629	68,864	69,280	16%	214,042	238,758	210,773
Total revenues	$960,159	$1,036,758	$1,100,061	$1,171,134	$1,160,284	21%	$3,187,013	$3,813,519	$3,431,479

Genzyme Corporation (GENZ)

Analyst Schedule

(Unaudited, amounts in thousands, except percentage and per share amounts)

						Q3-08
						vs.
						Q3-07			YTD
	Q3-07	Q4-07	Q1-08	Q2-08	Q3-08	% B/(W)	FY 2006	FY 2007	9/30/08
Revenues:
Total product and service revenue	$950,859	$1,031,217	$1,092,132	$1,162,423	$1,150,882	21%	$3,169,527	$3,784,104	$3,405,437
Total R&D revenue	9,300	5,541	7,929	8,711	9,402	1%	17,486	29,415	26,042
Total revenues	960,159	1,036,758	1,100,061	1,171,134	1,160,284	21%	3,187,013	3,813,519	3,431,479

Total product and service gross profit (1,2)	706,247	768,560	819,819	862,093	865,674	23%	2,433,856	2,856,774	2,547,586

SG&A expense (1,3)	270,306	308,377	318,386	347,305	331,170	(23)%	1,010,400	1,187,184	996,861

R&D expense (1,4)	175,800	197,323	262,797	381,861	305,242	(74)%	649,951	737,685	949,900

Amortization of intangibles	49,819	51,804	55,658	55,605	55,295	(11)%	209,355	201,105	166,558

Purchase of in-process research and development (5)	—	106,350	—	—	—		552,900	106,350	—

Charge for impaired goodwill (6)	—	—	—	—	—		219,245	—	—

Operating income (loss)	219,622	110,247	190,907	86,033	183,369	(17)%	(190,509)	653,865	460,309

Other income (expenses):
Equity in income (loss) of equity method investments (7)	(12,648)	8,489	188	—	—	100%	15,705	7,398	188
Minority interest	5	—	463	563	566	>100%	10,418	3,932	1,592
Gain (loss) on investments in equity securities, net (8)	1,105	(969)	775	9,153	(14,129)	>(100)%	73,230	13,067	(4,201)
Other	913	(747)	(160)	19	(699)	>(100)%	(2,045)	(637)	(840)
Investment income	18,222	18,509	14,870	13,352	11,793	(35)%	56,001	70,196	40,015
Interest expense	(1,474)	(2,864)	(1,655)	(1,149)	(792)	46%	(15,478)	(12,147)	(3,596)

Income (loss) before income taxes (1)	225,745	132,665	205,388	107,971	180,108	(20)%	(52,678)	735,674	493,467

(Provision for) benefit from income taxes (1)	(66,432)	(53,766)	(60,117)	(38,407)	(60,512)	9%	35,881	(255,481)	(159,036)

Net income (loss) (1)	$159,313	$78,899	$145,271	$69,564	$119,596	(25)%	$(16,797)	$480,193	$334,431

Net income (loss) per share-diluted (1,9)	$0.58	$0.29	$0.52	$0.25	$0.42	(28)%	$(0.06)	$1.74	$1.19

Weighted average shares outstanding-diluted (1,9)	279,206	283,374	285,208	284,262	288,179	3%	261,124	280,767	286,003

Genzyme Corporation (GENZ)

Analyst Schedule

(Unaudited, amounts in thousands, except percentage amounts)

	Q3-07	Q4-07	Q1-08	Q2-08	Q3-08	FY 2006	FY 2007	YTD 9/30/08
Total product and service revenue	$950,859	$1,031,217	$1,092,132	$1,162,423	$1,150,882	$3,169,527	$3,784,104	$3,405,437
As a % of total product and service revenue:
Renagel and Renvela (including Sevelamer)	16%	16%	15%	15%	15%	16%	16%	15%
Hectorol	3%	3%	3%	3%	3%	3%	3%	3%
Cerezyme	30%	29%	28%	27%	27%	32%	30%	27%
Fabrazyme	11%	11%	11%	11%	11%	11%	11%	11%
Myozyme	6%	6%	6%	7%	7%	2%	5%	6%
Aldurazyme	0%	0%	3%	3%	3%	0%	0%	3%
Thyrogen	3%	3%	3%	3%	3%	3%	3%	3%
Thymoglobulin/Lymphoglobuline	4%	4%	4%	4%	4%	5%	4%	4%
Synvisc product and services	6%	6%	5%	6%	6%	7%	7%	6%
Sepra products	3%	3%	3%	3%	3%	3%	3%	3%
Genetic testing	8%	7%	7%	7%	7%	8%	7%	7%
Oncology	2%	2%	2%	2%	2%	1%	2%	2%
Other	8%	10%	10%	9%	9%	9%	9%	9%
	100%	100%	100%	100%	100%	100%	100%	100%

Total product and service gross margin	74%	75%	75%	74%	75%	77%	75%	75%

Total revenues	$960,159	$1,036,758	$1,100,061	$1,171,134	$1,160,284	$3,187,013	$3,813,519	$3,431,479

SG&A expense as a % of total revenue	28%	30%	29%	30%	29%	32%	31%	29%
R&D expense as a % of total revenue	18%	19%	24%	33%	26%	20%	19%	28%
Operating income (loss) as a % of total revenue	23%	11%	17%	7%	16%	(6)%	17%	13%

Benefit from income taxes as a % of profit (loss) before tax	29%	41%	29%	36%	34%	68%	35%	32%

Condensed Consolidated Balance Sheet Information:	09/30/07	12/31/07	3/31/08	6/30/08	09/30/08	12/31/06	12/31/07	9/30/08
Cash and all marketable securities	$1,449,548	$1,460,394	$1,447,983	$1,254,494	$1,473,373	$1,285,604	$1,460,394	$1,473,373
Other current assets	1,587,600	1,661,740	1,818,541	1,868,455	1,757,902	1,377,437	1,661,740	1,757,902
Property, plant and equipment, net	1,850,754	1,968,402	2,118,960	2,212,044	2,268,854	1,610,593	1,968,402	2,268,854
Intangibles, net (6,10)	2,689,126	2,959,480	3,386,451	3,394,232	3,338,605	2,790,819	2,959,480	3,338,605
Other noncurrent assets (11,12)	265,273	251,725	311,118	453,627	480,226	126,735	251,725	480,226
Total assets	$7,842,301	$8,301,741	$9,083,053	$9,182,852	$9,318,960	$7,191,188	$8,301,741	$9,318,960

Current liabilities	$693,208	$1,502,406	$1,475,663	$1,492,143	$1,429,252	$651,439	$1,502,406	$1,429,252
Noncurrent liabilities (10,12)	865,322	186,398	659,399	649,305	655,794	879,038	186,398	655,794
Stockholders’ equity	6,283,771	6,612,937	6,947,991	7,041,404	7,233,914	5,660,711	6,612,937	7,233,914
Total liabilities and stockholders’ equity	$7,842,301	$8,301,741	$9,083,053	$9,182,852	$9,318,960	$7,191,188	$8,301,741	$9,318,960

Notes:

(1)       Reflects the adoption of Financial Accounting Standards Board, or FASB, Statement of Financial Accounting Standards No., or FAS, 123R, “Share-Based Payment, an amendment of FASB Statement Nos. 123 and 95,”using the modified prospective basis effective January 1, 2006.  For the periods presented, we recorded pre-tax charges for stock-based compensation expense and related tax benefits of:

	Q3-07	Q4-07	Q1-08	Q2-08	Q3-08	FY 2006	FY 2007	YTD 9/30/08
Cost of products and services sold	$(5,779)	$(7,137)	$(6,514)	$(6,311)	$(6,926)	$(21,430)	$(25,677)	$(19,751)
Selling, general and administrative expense	(25,091)	(23,334)	(22,889)	(31,904)	(24,222)	(121,822)	(106,172)	(79,015)
Research and development expense	(13,518)	(13,128)	(12,585)	(16,092)	(14,645)	(65,248)	(58,101)	(43,322)
Total pre-tax charges for stock-based compensation expense	(44,388)	(43,599)	(41,988)	(54,307)	(45,793)	(208,500)	(189,950)	(142,088)
Tax benefit	14,093	12,920	12,537	16,834	14,025	66,331	58,148	43,396
Stock-based compensation expense, net of tax	$(30,295)	$(30,679)	$(29,451)	$(37,473)	$(31,768)	$(142,169)	$(131,802)	$(98,692)

Diluted earnings per share and diluted weighted average shares outstanding for these periods were computed according to the provisions of FAS 123R.

(2)       Includes pre-tax charges of $(11,773)K recorded in September 2007 to write off four finished lots, $(9,143)K recorded in December 2007 to write off five finished lots and $(4,787)K recorded in September 2008 to write off one finished lot of our Thymoglobulin inventory, which did not meet our specifications.

(3)       Includes a pre-tax charge of $(64,000)K recorded in June 2007 to settle the litigation related to the consolidation of our former tracking stocks.

(4)       In 2008, includes pre-tax charges of:

•  $(69,900)K recorded in February 2008 for the nonrefundable fee we paid to Isis Pharmaceuticals, Inc. (“Isis”) for the mipomersen license;

•  $(175,000)K recorded in June 2008 for an additional nonrefundable upfront license fee we paid to Isis; and

•  $(100,000)K recorded in July 2008 for a nonrefundable upfront fee we paid to PTC Therapeutics, Inc. (“PTC”) related to our collaboration agreement with PTC to develop and commercialize PTC124 for the treatment of nonsense-mutation-mediated Duchenne muscular dystrophy and nonsense-mutation-mediated cystic fibrosis.

In 2007, includes pre-tax charges of:

• $(25,000)K recorded in June 2007 for an upfront milestone payment paid to Ceregene Inc. related to the development and commercialization of certain gene therapy products; and

• $(5,735)K recorded in December 2007 to write off costs associated with the manufacture of tolevamer at our manufacturing facilities in Ireland and the United Kingdom.

(5)       Includes pre-tax charges for the purchase of in-process research and development of $(106,350)K related to our acquisition of Bioenvision, Inc. in October 2007 and $(552,900)K related to our acquisition of AnorMED Inc. in November 2006.

(6)       Represents the pre-tax write off of the goodwill related to our Genetics reporting unit in September 2006 in accordance with FAS 142, “Goodwill and Other Intangible Assets.”

(7)

Includes pre-tax charges of $(19,150)K for the three months ended September 30, 2007, $(570)K for the three months ended December 31, 2007 and $(21,102)K for the year ended December 31, 2007 related to our completion of the first step in the two step process under which we acquired Bioenvision. In July 2007, we acquired approximately 22% of the outstanding shares of Bioenvision common stock on an as-converted basis, including all of the outstanding shares of Bioenvision preferred stock, for $(72,229)K of cash. Subsequently, in October 2007, following a favorable merger vote by Bioenvision’s shareholders, we completed the second step of the acquisition process and effective October 23, 2007, acquired the remaining outstanding shares of Bioenvision common stock for $(245,055)K of cash. In the fourth quarter of 2007, we also paid $(11,975)K of cash for the outstanding options to purchase shares of Bioenvision common stock. The full purchase accounting for the acquisition of Bioenvision, including the impact of the second step, is reflected in our consolidated financial statements for the three months and year ended December 31, 2007 and as of December 31, 2007.

(8)       In 2008, includes:

•  a net pre-tax charge of $(14,268)K recorded in September 2008, consisting of charges of $(10,000)K to write off our investment in ZyStor Therapeutics, Inc. and $(5,310)K to write down our investments in certain venture capital funds to fair value, offset in part by a gain of $1,042K representing cash formerly held in escrow from the sale of our investment in Therapeutic Human Polyclonals, Inc. (“THP”) in March 2007; and

•  a net pre-tax gain of $9,015K recorded in the second quarter of 2008, consisting of a gain of $10,304K resulting from the liquidation of our investment in the common stock of Sirtris Pharmaceuticals, Inc., offset in part by an impairment charge of $(1,289)K related to our investment in the common stock of GTC Biotherapeutics, Inc.

In 2006, includes a pre-tax gain of $69,359K related to the liquidation of our investment in the common stock of Cambridge Antibody Technology Group plc in May and June 2006.

In 2007 includes a pre-tax gain of $10,848K recorded in March 2007 on the sale of our entire investment in the common stock of THP, which had a zero cost basis.

(9)       All periods, except for the year ended December 31, 2006, include:  (i) the dilutive effect of options, stock purchase rights and warrants to purchase shares of Genzyme Stock and (ii) the potentially dilutive effect of the assumed conversion of our $690.0 million in principal of 1.25% convertible senior notes.  For these periods, in accordance with the provisions of Emerging Issues Task Force Issue No. 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings Per Share,” interest and debt fees, net of tax, related to these notes have been added back to net income in the applicable period and the 9,686K shares issuable upon conversion of these notes have been included in diluted weighted average shares outstanding for each of these periods for purposes of computing diluted earnings per share.

For the year ended December 31, 2006, excludes:  (i) the dilutive effect of options, stock purchase rights and warrants to purchase shares of Genzyme Stock and (ii) the potentially dilutive effect of the assumed conversion of our $690.0 million in principal of 1.25% convertible senior notes because the effect would be anti-dilutive due to our net loss in that period.

(10)     Effective January 1, 2008, in connection with the restructuring of BioMarin/Genzyme LLC, our joint venture with BioMarin Pharmaceutical Inc., we licensed certain rights to commercialize Aldurazyme from the joint venture and, in accordance with the provisions of FASB Interpretation No. 46R, “Consolidation of Variable Interest Entities,” began consolidating the results of the joint venture at fair value.  As of September 30, 2008, intangibles, net, includes $480,500K for the fair value of the joint venture’s manufacturing and commercialization rights to Aldurazyme, offset by $(18,019)K of related accumulated amortization.  Our noncurrent liabilities as of September 30, 2008, includes $462,481K of additional net liabilities related to the fair value of these rights.  Excluding these rights, the fair value of the assets and liabilities of the joint venture as of September 30, 2008 was not significant.

(11)     As of September 30, 2008, other noncurrent assets includes $80,100K for the fair value of the five million shares of Isis common stock that we purchased in February 2008.

(12)     Other noncurrent assets includes net deferred tax assets of $78,243K as of September 30, 2007, $95,664K as of December 31, 2007, $120,707K as of March 31, 2008, $150,955K as of June 30, 2008 and $291,518K as of September 30, 2008, as compared to net deferred tax liabilities reported as a component of noncurrent liabilities for the year ended December 31, 2006.

GENZYME CORPORATION

RECONCILIATION OF GAAP TO NON-GAAP EARNINGS

For the Three Months Ended September 30, 2008

(Amounts in thousands, except percentage and per share data)

			Dilution
			Due to
			Common Stock	License	Gain (Loss) on		FAS 123R	GAAP
	NON-GAAP		Equivalents	Fee	Investments	Amortization	Expense	As Reported
Income Statement Classification:

Total revenues		$1,160,284							$1,160,284

Cost of products and services sold		$(278,282)					$(6,926)		$(285,208)
Gross margin	76%	$882,002					$(6,926)	75%	$875,076

Selling, general and administrative		$(306,948)					$(24,222)		$(331,170)

Research and development		$(190,597)		$(100,000)			$(14,645)		$(305,242)

Amortization of intangibles		$—				$(55,295)			$(55,295)

Purchase of in-process research and development		$—							$—

Equity in income (loss) of equity method investments		$—							$—

Minority interest		$566							$566

Gains (losses) on investments in equity securities		$139			$(14,268)				$(14,129)

Other		$(699)							$(699)

Investment income		$11,793							$11,793

Interest expense		$(792)							$(792)

Summary:

Income (loss) before income taxes		$395,464	$—	$(100,000)	$(14,268)	$(55,295)	$(45,793)		$180,108

(Provision for) benefit from income taxes	27%	$(105,671)	$—	$8,750	$3,673	$18,711	$14,025	34%	$(60,512)

Net income (loss)		$289,793	$—	$(91,250)	$(10,595)	$(36,584)	$(31,768)		$119,596

Net income (loss) per share:
Basic		$1.08	$—	$(0.34)	$(0.04)	$(0.14)	$(0.12)		$0.44

Diluted (1)		$1.04	$(0.03)	$(0.32)	$(0.03)	$(0.13)	$(0.11)		$0.42

Weighted average shares outstanding:
Basic		269,176							269,176

Diluted (1)		278,493	9,686						288,179

(1)  GAAP As-Reported diluted earnings per share and diluted weighted average shares outstanding reflect the adoption of EITF 04-8. In accordance with the provisions of EITF 04-8, interest and debt fees related to our 1.25% convertible senior notes of $1,885K, net of tax, have been added back to net income and approximately 9,686K shares have been added to diluted weighted average shares outstanding for purposes of computing GAAP As-Reported diluted earnings per share.

GENZYME CORPORATION

RECONCILIATION OF GAAP to NON-GAAP CASH GENERATED

For the Three Months Ended September 30, 2008

(Amounts in thousands)

NON-GAAP Cash Generated of $481,269K includes NON-GAAP net income of $289,793K less depreciation, net of tax, of $23,881K plus proceeds from the issuance of common stock of $167,595K.